Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

First Quarter 2014 Conference Call

Prepared Remarks

May 1, 2014

4:30 P.M. (EDT)

Operator:

Good afternoon ladies and gentlemen. My name is (                    ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 10043465. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include, but are not limited to, the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan. First of all, I’d like to thank you for joining our conference call today.

I hope you’ve had a chance to review our first quarter earnings press release that we issued yesterday, after the market close. Bryn Mawr Bank Corporation’s positive momentum and record results from 2013 has continued into 2014. We reported net income of $6.7 million and diluted earnings per share of $0.49 for the first quarter of 2014, a 26.4% and 22.5% increase, respectively, from the same period last year. For the three months ended March 31, 2014, diluted earnings per share, excluding tax-effected due diligence and merger-related costs (a non-GAAP measure) were $0.50, as compared to $0.43 for the same period in 2013.

Some of the significant factors contributing to the results for the first quarter of 2014, as compared to the same period in 2013, included increases in net interest income and wealth management revenues, a steady increase in loan volume, along with decreases in salaries and employee benefits, due diligence and merger-related expenses and other operating expenses and careful management of our deposit pricing. Partially offsetting these positive items was a decrease in the gain on sale of residential mortgage loans, as rising interest rates have slowed mortgage loan refinancings considerably, for the last several quarters.

However, we have witnessed steady loan growth over the past five quarters, adding $18.6 million in the first quarter of 2014 and increasing total portfolio loans and leases to $1.57 billion as of March 31, 2014.

Net interest income for the first quarter of 2014 was $18.7 million, a 7.6% increase from the same period in 2013. The primary contributors to the increase in net interest income between the periods were:

•	A $146.0 million increase in average loans;

•	A $58.5 million decrease in average interest-bearing deposits;

•	A 35 basis point increase in tax-equivalent yield on available for sale investment securities, as rising interest rates caused a slow-down in prepayments of mortgage-related securities, and;

•	A 40 basis point decrease in tax-equivalent rate paid on FHLB borrowings;

These positive effects were partially offset by:

•	A $63.7 million increase in average FHLB borrowings, and;

•	A 16 basis point decrease in tax-equivalent yield on loans

The combined effect of these changes increased the tax-equivalent net interest margin to 4.02% for the first quarter of 2014, an increase of 17 basis points from the same period in 2013.

Non-interest income for the three months ended March 31, 2014 decreased $651 thousand compared to the same period in 2013. Significant factors contributing to this decrease included:

•	A $1.2 million, or 78.7%, decrease in the gain on sale of residential mortgage loans. During the three months ended March 31, 2014, the volume of residential mortgage loans sold totaled $9.2 million as compared to $51.6 million for the same period in 2013. Rising interest rates have substantially curtailed the refinancing boom experienced over the past several quarters.

•	Partially offsetting this decrease was an increase of $564 thousand in wealth management revenue for the three months ended March 31, 2014, as compared to the 1st quarter of 2013.

Wealth Management Division assets under management, administration, supervision and brokerage as of March 31, 2014 were $7.4 billion, an increase of $374 million, or 5.4%, from March 31, 2013.

Non-interest expense for the three months ended March 31, 2014 decreased $1.3 million, to $18.9 million, as compared to $20.2 million from the same period in 2013. Contributing to this change were decreases of $716 thousand in salaries and employee benefits and $450 thousand in due diligence and merger-related expenses. The decline in salaries and employee benefits was largely related to a reduction in incentive-based payments to mortgage originators, as a result of the sharp decline in mortgage loan refinancing. In addition, better-than-expected returns on the Corporation’s pension assets in 2013, along with an increase in the discount rate used to calculate periodic pension costs combined to reduce costs associated with the Corporation’s retirement plans. Due diligence and merger-related costs also decreased, as those merger-integration costs associated with the First Bank of Delaware transaction, which closed in November 2012, were not present during the first quarter of 2014.

Nonperforming loans and leases as of March 31, 2014 were $10.2 million, or 0.65% of total portfolio loans and leases, as compared to $10.5 million, or 0.68% of portfolio loans and leases, as of December 31, 2013.

For the three months ended March 31, 2014, the Corporation recorded net loan and lease charge-offs of $495 thousand, as compared to $782 thousand for the same period in 2013. The provision for loan and lease losses for the three month period ended March 31, 2014 was $750 thousand, as compared to $804 thousand for the same period in 2013.

Total portfolio loans and leases of $1.57 billion, as of December 31, 2014, increased by $18.6 million from December 31, 2013, with commercial mortgages, commercial and industrial loans, and construction loans comprising the majority of the increase.

The allowance for loan and lease losses as of March 31, 2014 was $15.8 million, or 1.01% of portfolio loans and leases as compared to $15.5 million, or 1.00% of portfolio loans and leases as of December 31, 2013.

Total assets as of March 31, 2014 were $2.06 billion and remained relatively unchanged from December 31, 2013.

Deposits of $1.58 billion, as of March 31, 2014, decreased $11.3 million from December 31, 2013. The decrease was primarily related to a decrease in higher-rate certificates of deposit and non-interest bearing deposits between the dates. The balance of non-interest-bearing deposits still remains strong, at 25.6% of total deposits, as of March 31, 2014.

The capital ratios for the Bank and the Corporation indicate levels well above the regulatory minimum to be considered “well capitalized.” The tangible equity ratios for both the Bank and the Corporation have improved from their December 31, 2013 levels of 8.78% and 8.92%, to 9.18% and 9.23% respectively, at March 31, 2014. These increases were primarily the result of increases in retained earnings and a slight decrease in total assets

For the past 84 consecutive quarters, we have paid dividends to our shareholders. We are very proud of this record and feel very fortunate to have the continued loyalty and support of our shareholders. Therefore, I am pleased to announce that on April 30, 2014, the Board of Directors of the Corporation declared a quarterly dividend of $0.18 per share payable on June 1, 2014 to shareholders of record as of May 13, 2014.

In summary:

We believe our business model is sound and with an improving economy, locally and nationally, we are in excellent position to take advantage of opportunities for continued profitable growth and strong performance.

As we strive to achieve our goal of growing the Corporation to $3 billion in assets and $8 billion in wealth assets by the end of 2014, we continually evaluate acquisition opportunities as they arise, with a focus on quality and compatibility.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?